Exhibit 10.4

C-III INVESTMENTS	COLFIN GNE LOAN FUNDING
5221 North O’Connor Boulevard	2450 Broadway
Suite 600	6th Floor
Irving, TX 75039	Santa Monica, CA 90404
October 16, 2011
Grubb & Ellis Company
c/o JMP Securities LLC
600 Montgomery Street, Suite 1100
San Francisco, CA 94111
Re: Exclusivity Agreement
Ladies and Gentlemen:
We have discussed a potential acquisition, recapitalization, asset sale or other strategic transaction (a “Transaction”) involving Grubb & Ellis Company (the “Company”), C-III Investments LLC (“C-III”) and its affiliates and ColFin GNE Loan Funding, LLC (“Colony”, and together with C-III, the “Interested Parties”) and its affiliates. In consideration of the extension of credit by the Interested Parties and/or affiliates thereof in accordance with the terms and conditions of that certain Second Amendment to Credit Agreement of even date herewith (the “Second Amendment”), which amends that certain Credit Agreement dated as of April 15, 2011 among the Company, Grubb & Ellis Management Services, as borrower, the lenders signatory thereto and Colony in its capacity as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and the due diligence investigation of the Company that the Interested Parties and their affiliates have undertaken and intend to continue to undertake, the Company hereby agrees that it shall, and that it shall cause its subsidiaries and its and its subsidiaries’ officers, directors, employees, agents, affiliates and representatives (including, without limitation, any investment banking, legal or accounting firm or other advisor and any individual member or employee of the foregoing) (collectively, the “Representatives”), during the Exclusivity Period (as hereinafter defined), to work exclusively with the Interested Parties and their respective representatives with respect to a potential Transaction and not to, directly or indirectly, solicit or initiate or enter into any discussions, negotiations or transactions with, reply to or encourage, or provide any information, written or verbal to, any individual, corporation, partnership or other entity or group (other than the Interested Parties and their respective representatives) concerning the acquisition of the Company or any of its subsidiaries or any equity interest therein or all or any substantial portion of any of their assets, whether through direct purchase, merger, consolidation or other business combination or similar transaction involving the Company or any of its subsidiaries or any of their respective assets (singly or collectively, a “Competing Transaction”). During the Exclusivity Period, the Company shall promptly notify each of the Interested Parties regarding any contact between it or any of its Representatives and any other person or entity regarding any offer or proposal (and shall promptly provide to each of the Interested Parties copies of any written materials received by the Company or its Representatives in connection with such proposal, discussion, negotiation or inquiry, or a written summary of any oral proposals, discussions, negotiations or inquiries) from such other person or entity that could be construed as a proposal or offer for a Competing Transaction. The Company represents that neither it nor any of its affiliates nor, to the best of its knowledge, any of its officers or directors is party to or bound by any agreement with respect to any Competing Transaction.

Grubb & Ellis Company
October 16, 2011

For purposes of this letter agreement, the term “Exclusivity Period” means the period commencing on October 16 2011 and ending at 11:59 p.m. Pacific Time on November 15 2011; provided, however, that such period may be extended by C-III, at its option, to 11:59 p.m. Pacific Time on December 15, 2011 if C-III continues to be diligently pursuing a Transaction on November 15, 2011; and further provided, however, that such period may be further extended by C-III, at its option, to 11:59 p.m. Pacific Time on January 14, 2012 if C-III continues to be diligently pursuing a Transaction on December 15, 2011; provided, however, that notwithstanding the foregoing or anything else set forth herein to the contrary, if a funding pursuant to the Second Amendment does not occur on or before October 28, 2011 other than as a consequence of the Company’s breach thereof (it being expressly understood and agreed that the failure to satisfy a closing condition despite good faith attempts to do so shall not be deemed a breach by the Company), then the Exclusivity Period shall automatically terminate at 11:59 p.m. Pacific Time on October 28, 2011 and this letter agreement shall become null and void. The exercise by C-III of its option to extend the Exclusivity Period as hereinabove provided shall be effected by written notice by C-III to the Company.
Notwithstanding the foregoing or anything else set forth herein to the contrary, if at any time during the Exclusivity Period the Company receives an unsolicited written offer (the “Unsolicited Offer”) from a third party (the “Third Party”) for a Competing Transaction that constitutes a Qualifying Proposal (as hereinafter defined), then: (i) the Company shall immediately deliver a copy of the Unsolicited Offer to C-III; and (ii) at any time after the sixtieth (60th) day of the Exclusivity Period, the Company shall have the right to request from C-III (the “Company Request”) written confirmation from C-III that C-III is willing to enter into a Transaction with the Company on terms and conditions, and in the time frame, at least as favorable to the Company as the Qualifying Proposal. If (i) C-III fails to provide such written confirmation to the Company within three (3) business days after delivery by the Company of the Company Request to C-III and (ii) the board of directors of the Company determines, based on advice from the Company’s financial adviser and outside legal counsel, that it would be a breach of its fiduciary duty to the Company’s stockholders not to engage in discussions with such Third Party, then the Company shall have the right to provide information to, negotiate with and enter into an agreement with such Third Party with respect to the Competing Transaction if, and only if, prior to any such provision of information, negotiations or entering into an agreement the Third Party shall have (a) executed and delivered an Assignment and Assumption in the form attached hereto as Exhibit A (an “Assignment and Assumption”) with each Lender (as defined in the Credit Agreement), pursuant to which the Third Party agrees to purchase the Loan(s) (as defined in the Credit Agreement) held by each Lender at par plus all accrued and unpaid interest thereon (the “Loan Purchases”), and (b) tendered to each Lender the applicable consideration therefor in immediately available funds. For the avoidance of doubt, no Lender or other person or entity shall be required to transfer to the Third Party any Warrant (as defined in the Credit Agreement) issued pursuant to the Credit Agreement (including the Second Amendment) prior to the date of assignment of the Loans to the Third Party. Upon the consummation of the Loan Purchases, notwithstanding anything set forth herein to the contrary, the Exclusivity Period shall simultaneously and automatically terminate.

Grubb & Ellis Company
October 16, 2011

As used herein, “Qualifying Proposal” means a bona fide written proposal for a Competing Transaction that is: (i) not solicited or initiated by the Company or any of its affiliates or Representatives in violation of the terms of this letter agreement; (ii) in the good faith judgment of the board of directors of the Company, based on advice from the Company’s financial advisor and outside legal counsel, reasonably likely to be completed on a timely basis; (iii) not subject to financing or any other material condition (other than required governmental, stockholder and regulatory approvals and customary closing conditions such as due authorization, good standing, receipt of legal opinions, etc.); and (iv) in the good faith judgment of the board of directors of the Company, based on advice from the Company’s financial advisor and outside legal counsel, more favorable to the Company’s stockholders than the terms of any proposal for a Transaction submitted by C-III, if applicable.
During the Exclusivity Period, the Company and its affiliates shall cooperate with the Interested Parties and their representatives in facilitating discussions with creditors and preferred stockholders of the Company.
The parties agree that, notwithstanding the restrictions contained in that certain Confidentiality Agreement, dated March 25, 2011 (the “Confidentiality Agreement”), Colony may have discussions regarding the Possible Transactions (as defined in the Confidentiality Agreement) and disclose Information (as defined in the Confidentiality Agreement), with FMR LLC and its affiliates.
The Company shall promptly reimburse the C-III and its affiliates for all of their reasonable out-of-pocket expenses (including, without limitation, the reasonable and documented fees, charges, disbursements and expenses of financial advisors, accountants, consultants, experts, financing sources, attorneys and other advisors to the C-III and its affiliates) incurred by C-III and its affiliates in connection with pursuing a Transaction, up to a maximum amount of $1,000,000.
This letter agreement (and any amendments hereto), when executed by the Company, shall constitute a binding obligation with respect to the matters set forth herein. That being said, this letter agreement (and any amendments hereto) shall not constitute a binding obligation on any party to enter into or otherwise consummate a Transaction. This letter agreement may be amended only with the written approval of all parties hereto. This letter agreement (and any amendments hereto) may be signed in counterparts, all of which will constitute the same agreement, will be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the New York and will bind and inure to the benefit of the parties and their respective successors and assigns.

Grubb & Ellis Company
October 16, 2011

Please indicate your agreement with the terms of this letter agreement by countersigning two originals hereof and returning one to Jeffrey Cohen of C-III and one to Todd Sammann of Colony.

Very truly yours, C-III INVESTMENTS LLC
By:
Jeffrey P. Cohen
President

COLFIN GNE LOAN FUNDING, LLC
By:
Name:
	Title:	Authorized Signatory

ACCEPTED AND AGREED AS OF THIS 16th DAY OF OCTOBER 2011: GRUBB & ELLIS COMPANY
By:
Name:
Title:

EXHIBIT A
Form of Assignment and Assumption
ASSIGNMENT AND ASSUMPTION
Reference is made to the Credit Agreement, dated as of April 15, 2011 (as amended to date and in effect and as further amended, restated, amended and restated, supplemented or otherwise further modified from time to time, the “Credit Agreement”), among Grubb & Ellis Management Services, Inc. (the “Borrower”), Grubb & Ellis Company, the Lenders party thereto and ColFin GNE Loan Funding, LLC, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:
1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.
2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Affiliates or any other obligor or the performance or observance by the Borrower, any of its Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.
3. The Assignee (a) represents and warrants that it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 4.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.11(f) of the Credit Agreement.

4. The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date.
5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.
6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.
7. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.
IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

SCHEDULE 1
to Assignment and Assumption with respect to
the Credit Agreement, dated as of April 15, 2011 (as amended to date and in effect)
among Grubb & Ellis Management Services, Inc. (the “Borrower”), Grubb & Ellis Company,
the Lenders party thereto and ColFin GNE Loan Funding, LLC, as Administrative Agent
Name of Assignor:
Name of Assignee:
Effective Date of Assignment: The first Borrowing Date to occur after the date of execution of this Assignment and Assumption by the Assignor and the Assignee; provided that the Assignee is the lender with respect to the relevant Loans.

Principal
Amount Assigned	Loan Percentage Assigned

100%

[____________________], as Assignee	[__________________], as Assignor

By:	By:
Name:		Name:
Title:		Title:

Accepted for Recordation in the Register:

COLFIN GNE LOAN FUNDING, LLC, as Administrative Agent

By:
Name:
Title:

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT
1.	Representations and Warranties.
1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (iv) if it is a non-U.S. Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.	Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees, Additional Warrants and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.	General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.